Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

TARGACEPT, INC.,

a Delaware corporation;

TALOS MERGER SUB, INC.,

a Delaware corporation; and

CATALYST BIOSCIENCES, INC.,

a Delaware corporation

Dated as of March 5, 2015

i

2.21	Legal Proceedings; Orders.	30

2.22	Illegal Payments.	31

2.23	Inapplicability of Anti-takeover Statutes.	31

2.24	Vote Required.	31

2.25	No Financial Advisor.	32

2.26	Disclosure; Company Information.	32

Section 3. REPRESENTATIONS AND WARRANTIES OF TALOS		32

3.1	Organization.	33

3.2	Capitalization.	34

3.3	Authority.	35

3.4	Non-Contravention; Consents.	36

3.5	SEC Filings; Financial Statements.	36

3.6	Absence of Changes.	39

3.7	Title to Assets.	40

3.8	Properties.	40

3.9	Intellectual Property.	41

3.10	Material Contracts.	43

3.11	Absence of Undisclosed Liabilities.	45

3.12	Compliance with Laws; Regulatory Compliance.	45

3.13	Taxes and Tax Returns.	48

3.14	Employee Benefit Programs.	50

3.15	Labor and Employment Matters.	52

3.16	Environmental Matters.	54

3.17	Insurance.	54

3.18	Books and Records.	54

3.19	Government Programs.	55

3.20	Transactions with Affiliates.	55

3.21	Legal Proceedings; Orders.	55

3.22	Illegal Payments.	56

3.23	Inapplicability of Anti-takeover Statutes.	56

3.24	Vote Required.	56

3.25	No Financial Advisor.	56

3.26	Disclosure; Talos Information.	57

Section 4. CERTAIN COVENANTS OF THE PARTIES		57

4.1	Access and Investigation.	57

4.2	Operation of Talos’ Business.	58

4.3	Operation of the Company’s Business.	59

4.4	Negative Obligations.	60

4.5	Mutual Non-Solicitation.	63

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES		69

5.1	Disclosure Documents.	69

5.2	Stockholder Approval.	70

5.3	Regulatory Approvals.	72

5.4	Company Stock Options and Company Warrants.	73

5.5	Indemnification of Officers and Directors.	74

5.6	Additional Agreements.	75

5.7	Disclosure.	76

5.8	Listing.	76

5.9	Tax Matters.	76

5.10	Cooperation.	77

5.11	Directors.	77

5.12	Stockholder Litigation.	77

5.13	Section 16 Matters.	78

5.14	Securityholder List.	78

5.15	Reverse Stock Split.	78

5.16	Preferred Stock.	78

5.17	Pre-Closing Dividend.	78

5.18	Determination of Talos Cash Balance.	79

5.19	Determination of Company Cash Balance.	80

5.20	Redeemable Convertible Notes Principal.	82

5.21	NNR Restricted Cash Account.	82

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		82

6.1	No Restraints.	82

6.2	Stockholder Approval.	83

6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.	83

6.4	Effective Registration Statement and Proxy Statement.	83

6.5	Pre-Closing Dividend.	83

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TALOS AND MERGER SUB		83

7.1	Accuracy of Representations.	83

7.2	Performance of Covenants.	84

7.3	Consents.	84

7.4	Officers’ Certificate.	84

7.5	No Company Material Adverse Effect.	84

7.6	Preferred Stock Conversion.	84

7.7	Determination of Company Cash Balance.	84

7.8	Company Stockholder Approval.	84

7.9	Lock-up Agreements.	85

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		85

8.1	Accuracy of Representations.	85

8.2	Performance of Covenants.	85

8.3	Consents.	85

8.4	Officers’ Certificate.	85

8.5	No Talos Material Adverse Effect.	85

8.6	Determination of Talos Cash Balance.	86

8.7	Listing.	86

Section 9. TERMINATION		86

9.1	Termination.	86

9.2	Effect of Termination.	88

9.3	Expenses; Termination Fees.	89

Section 10. MISCELLANEOUS PROVISIONS		90

10.1	Non-Survival of Representations and Warranties.	90

10.2	Amendment.	90

10.3	Waiver.	91

10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission.	91

10.5	Applicable Law; Jurisdiction.	91

10.6	Attorneys’ Fees.	91

10.7	Assignability.	92

10.8	Notices.	92

10.9	Cooperation.	93

10.10	Severability.	93

10.11	Other Remedies; Specific Performance.	93

10.12	Construction.	94

EXHIBITS

Exhibit A	-	Definitions
Exhibit B-1	-	Form of Talos Voting Agreement
Exhibit B-2	-	Form of Company Voting Agreement
Exhibit C	-	Form of Company Stockholder Written Consent
Exhibit D	-	Certificate of Incorporation of the Surviving Corporation
Exhibit E	-	Form of Indenture
Exhibit F	-	Form of Lock-up Agreement
Exhibit G	-	Form of Letter of Transmittal
Exhibit H	-	Form of Escrow Agreement

Schedule A-1	-	Parties to Talos Voting Agreement
Schedule A-2	-	Parties to Company Voting Agreement
Schedule B	-	Description of Rights to NNR Assets
Schedule C	-	Parties to Lock-up Agreements
Schedule D	-	In-the-Money Talos Stock Options
Schedule E	-	In-the-Money Company Stock Options

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 5, 2015, by and among Targacept, Inc., a Delaware corporation (“Talos”); Talos Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Talos (“Merger Sub”); and Catalyst Biosciences, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Talos and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Talos.

B. For U.S. federal income tax purposes, Talos, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that Talos, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C. Talos and the Company intend that the Pre-Closing Dividend (defined below) shall have been declared as of a record date, and paid to holders of Talos Common Stock, prior to the Closing Date (defined below) of the Merger, which declaration and payment of the Pre-Closing Dividend is a material inducement for certain stockholders of Talos to execute the Talos Voting Agreements (defined below).

D. The Board of Directors of Talos (i) has determined that the Merger is advisable and in the best interests of Talos and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Talos Common Stock to the stockholders of the Company and the payment of the Pre-Closing Dividend to the stockholders of Talos pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Talos vote to approve the issuance of shares of Talos Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

E. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

F. The Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

G. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Talos listed on Schedule A-1 hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit B-1 (the “Talos Voting Agreements”).

H. In order to induce Talos and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of the Company listed on Schedule A-2 hereto, are executing voting agreements in favor of Talos concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit B-2 (the “Company Voting Agreements” and, together with the Talos Voting Agreements, the “Voting Agreements”).

I. In order to induce Talos and Merger Sub to cause the Merger to be consummated, each of the Company’s executive officers, directors and holders of shares of Company Capital Stock, Company Stock Options and Company Warrants listed on Schedule C will execute lock-up agreements in favor of Talos prior to the Closing relating to sales and certain other dispositions of shares of Talos Common Stock or certain other securities in substantially the form attached hereto as Exhibit F (the “Lock-up Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Talos.

1.3 Closing; Effective Time.

Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,

P.C., One Financial Center, Boston, MA 02111, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Talos and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Talos and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such later time as may be specified in such Certificate of Merger with the consent of Talos and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

At the Effective Time:

(a) the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit D, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law;

(b) Talos shall file an amendment to its certificate of incorporation to change the name of Talos to “Catalyst Biosciences, Inc.”;

(c) the bylaws of the Company shall be amended and restated in its entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such bylaws;

(d) the directors and officers of Talos shall be as set forth in Section 5.11; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of the Company as set forth in Section 5.11.

1.5 Conversion of Shares.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Talos, Merger Sub, the Company or any stockholder of the Company:

(i) All shares of Company Common Stock or Company Preferred Stock that are held by the Company as treasury stock or that are owned by the Company or Merger Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) Subject to Section 1.5(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Talos Common Stock equal to the Exchange Ratio (all of such shares of Talos Common Stock to be issued in the Merger, the “Merger Consideration”).

(b) No Fractional Shares of Talos Common Stock. No fractional shares of Talos Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Talos Common Stock (after aggregating all fractional shares of Talos Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be entitled to receive, from the Exchange Agent (as defined in Section 1.7(a)) in accordance with the provisions of this Section 1.5, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Talos Common Stock equal to the excess of (i) the aggregate number of shares of Talos Common Stock to be delivered to the Exchange Agent by Talos pursuant to Section 1.7(a) over (ii) the aggregate number of whole shares of Talos Common Stock to be distributed to holders of Company Stock Certificates pursuant to Section 1.7(b) (such excess being, the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Talos Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Global Select Market (or such other NASDAQ market on which the Talos Common Stock is then listed).

(c) Company Stock Options. All Company Stock Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans and all Company Stand-Alone Stock Options outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Talos Common Stock in accordance with Section 5.4.

(d) Company Warrants. All Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for warrants to purchase Talos Common Stock in accordance with Section 5.4.

(e) Common Stock of Merger Sub. Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving

Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Talos Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment to the Exchange Ratio shall be made as a result of the payment of the Pre-Closing Dividend or the conversion of shares of Company Preferred Stock into shares of Company Common Stock.

1.6 Closing of the Company’s Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(a)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7. From and after the Effective Time, the holders of Company Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Company Common Stock and/or Company Preferred Stock, as applicable, represented by such Company Stock Certificates except as otherwise provided for herein or by applicable Law.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, American Stock Transfer & Trust Company, LLC or another reputable bank, transfer agent or trust company selected by Talos (such selection subject to the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed) shall be appointed to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, Talos shall deposit with the Exchange Agent certificates representing the shares of Talos Common Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Common Stock. The shares of Talos Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit G (the “Letters of Transmittal”), containing such provisions as Talos may reasonably specify (including (A) a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent and (B) a general release of all claims against the Company and Talos); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Talos Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Talos: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Talos Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of Talos Common Stock) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Talos Common Stock (and cash in lieu of any fractional share of Talos Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Talos may, in its discretion and as a condition precedent to the delivery of any shares of Talos Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Talos against any claim suffered by Talos related to the lost, stolen or destroyed Company Stock Certificate or any Talos Common Stock issued in exchange therefor as Talos may reasonably request. If any certificates evidencing shares of Talos Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of Talos Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) No dividends or other distributions declared or made with respect to Talos Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Talos Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Talos upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Talos (subject to any applicable escheat Law, abandoned property Law or similar Law) for satisfaction of their claims for Talos Common Stock, cash in lieu of fractional shares of Talos Common Stock and any dividends or distributions with respect to shares of Talos Common Stock.

(e) Each of Talos, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive Merger Consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of Merger Consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Talos Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Merger Consideration described in Section 1.5 attributable to such Company Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Company Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration attributable to such Company Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Talos prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Talos shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Talos, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

1.9 Further Action.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Talos and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Talos (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1 Organization.

(a) The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to Talos, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter and the Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Each of the Company’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company’s Subsidiaries, copies of which have previously been made available to Talos, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of the Company are not in violation of any provision thereof.

2.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 160,000,000 shares of Company Common Stock, $0.001 par value per share, and 92,388,789 shares of Company Preferred Stock, $0.001 par value per share, of which (i) 7,327,166 shares are Series AA Preferred Stock, (ii) 23,104,618 shares are Series BB Preferred Stock, (iii) 5,978,477 shares are Series BB-1 Preferred Stock, (iv) 46,429,980 shares are Series CC Preferred Stock, (v) 629,630 shares are Series D Preferred Stock, (vi) 4,918,918 shares are Series E Preferred Stock and (vii) 4,000,000 shares are Series F Preferred Stock. As of the date hereof, there are 9,826,757 shares of Company Common Stock issued and outstanding and 90,028,661 shares of Company Preferred Stock issued and outstanding, of which (i) 7,327,166 shares are Series AA Preferred Stock, (ii) 23,104,618 shares are Series BB Preferred Stock, (iii) 5,978,477 shares are Series BB-1 Preferred Stock, (iv) 46,429,980 shares are Series CC Preferred Stock, (v) 629,630 shares are Series D Preferred Stock, (vi) 3,935,140 shares are Series E Preferred Stock and (vii) 2,623,650 shares are Series F Preferred Stock. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in this Section 2.2. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. Except for the Company Stock Options and the Company Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

(b) There are no Company Restricted Stock Awards outstanding.

(c) As of the date hereof, there are 6,635,458 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plans or in the Company Stand-Alone Options. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d) As of the date hereof, there are 1,017,528 shares of Company Common Stock or Company Preferred Stock issuable upon exercise of all outstanding Company Warrants. Section 2.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number, issuer and type of securities subject to each such Company Warrant, (iv) the price at which each such Company Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Warrant and (vi) whether any consent of the holders of Company Warrants shall be required to exercise or cancel such Company Warrants prior to the Effective Time.

(e) Section 2.2(e) of the Company Disclosure Schedule lists each Subsidiary of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Company’s Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by the Company free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

2.3 Authority.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Merger have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Merger and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by the Company on or prior to the date hereof and containing obligations of the Company in connection with the transactions contemplated herein have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the

Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clause (iii) of this Section 2.4(a) for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.5 Financial Statements.

(a) Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2013 and December 31, 2012, and the related consolidated audited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2013 and December 31, 2012, together with the notes thereto and the reports and opinions of EisnerAmper LLP relating thereto, and the unaudited balance sheet of the Company as of December 31, 2014 and the related unaudited statements of operations, cash flow and stockholders’ equity for the twelve (12) month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (ii) fairly present, in all material respects, the financial condition and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except, in the case of clauses (i) and (ii), that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The balance sheet of the Company as of December 31, 2013 is hereinafter referred to as the “Company Balance Sheet.”

(b) The Company and its Subsidiaries, collectively, maintain adequate disclosure controls and procedures designed to ensure that material information relating to the Company or its Subsidiaries is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

(c) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company and its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that any of the Company or its Subsidiaries has engaged in questionable accounting or auditing practices.

(d) During the periods covered by the Company Financial Statements, there have been no: (i) changes in the internal control over financial reporting of the Company and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, the Company’s and its Subsidiaries internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of the Company and the external auditors of the Company and its Subsidiaries; or (iii) instances of fraud, whether or not material, involving the management of the Company or its Subsidiaries or other employees of the Company or its Subsidiaries who have a significant role in the internal control over financial reporting of the Company or its Subsidiaries.

2.6 Absence of Changes.

Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company;

(c) none of the Company or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company or its Subsidiaries;

(e) none of the Company or its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g) there has been no notice delivered to the Company or any of its Subsidiaries of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or its Subsidiaries, or of infringement by any of the Company or its Subsidiaries of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of the Company or its Subsidiaries; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company or its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination of any of the officers or key employees of any of the Company or any of its Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing.

2.7 Title to Assets.

Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, or other valid right to use, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

2.8 Properties.

(a) Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the Company Leases and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company or a Subsidiary of the Company, as applicable, holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances. The Company and its Subsidiaries have delivered or made available to Talos full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii) none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Company Leases, none of the Company or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vi) no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(vii) none of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b) The Company and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Company and its Subsidiaries as now used, possessed and controlled by the Company or its Subsidiaries, as applicable.

(c) The Company Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in connection with the conduct of the Company Business.

(d) None of the Company or its Subsidiaries has any Company Owned Real Property, nor is any of the Company or its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Patents”), registered and material unregistered Marks owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b) With respect to the Company Intellectual Property (i) purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries exclusively owns such Company Intellectual Property and (ii) licensed to the Company or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company or any of its Subsidiaries.

(c) All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to the Company or any of its Subsidiaries are valid and enforceable.

(d) To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent.

(f) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries or any of its employees alleging that any of the operation of the Company Business or any activity by the Company or any of its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) None of the Company or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; none of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company or any of its Subsidiaries to use any Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i) All former and current employees, consultants and contractors of the Company or any of its Subsidiaries have executed written instruments with the Company or one or more of its Subsidiaries that assign to the Company, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or any of the products or services being researched, developed, manufactured or sold by the Company or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Company Patent is held by the Company or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k) The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and its Subsidiaries and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Talos and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company and its Subsidiaries had in the Company Intellectual Property immediately prior to the Effective Time.

2.10 Material Contracts.

Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, Talos or any Affiliate of Talos, is or would be conducted, or (ii) the scope of the business and operations of the Company and its Subsidiaries, taken as a whole;

(h) in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(j) with any Governmental Authority;

(k) any Contract with (a) an executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $100,000.

The Company has delivered or made available to Talos accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has, nor to the Company’s Knowledge, has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Subsidiary of the Company, or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is renegotiating any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11 Absence of Undisclosed Liabilities.

Neither the Company nor any Subsidiary of the Company has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

2.12 Compliance with Laws; Regulatory Compliance.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”). Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any Company Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products.

(d) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical toxicology studies conducted by or on behalf of the Company or its Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Talos. Each clinical trial conducted by or on behalf of the Company or any of its Subsidiaries with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of the Company and its Subsidiaries has filed all required notices (and made available to Talos copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to such Company Products.

(e) To the Knowledge of the Company, none of its Representatives, licensors, licensees, assignors or assignees has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application relating to, or otherwise restrict the pre-clinical research or clinical study of, any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. None of the Company or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Product. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(f) The Company and its Subsidiaries have made available to Talos true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Company Regulatory Agency. The Company and its Subsidiaries have made available to Talos for review all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the Company’s or any of its Subsidiaries’ compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Company or any of its Subsidiaries, and each material Tax Return in which the Company or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Each of the Company and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(d) Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Talos correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(f) None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company or any of its Subsidiaries.

(i) None of the Company or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of the Company or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of the Company or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) None of the Company or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was the Company or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of the Company and its Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and each of the Company or any of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of the Company which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of the Company or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(r) No written claim has been made by any Taxing Authority that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by Company or an ERISA Affiliate of Company (the “Company Employee Programs”).

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither the Company nor any Subsidiary of the Company knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate of the Company. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Employee Program ever maintained, or contributed to, by the Company or any ERISA Affiliate of the Company, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate of the Company, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV or Section 302 of ERISA, or that is a voluntary employee beneficiary association, or a Multiemployer Plan. None of the Company Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws) or has ever promised to provide such post-termination benefits.

(e) Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, each Employee Program required to be listed on Section 2.14(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise discontinued by Talos after the Effective Time in accordance with its terms without material liability to the Company, Talos or any of their respective Subsidiaries.

(f) Except as set forth on Section 2.14(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any written (i) agreement with any current or former stockholder, director, employee or consultant of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such director, employee, or consultant; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Company Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C).

2.15 Labor and Employment Matters.

(a) None of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or any of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) none of the Company or any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company or any of its Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of its Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of the

Company, subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) each of the Company or any of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company or any of its Subsidiaries are employed at-will and no such employees are subject to any contract with the Company or any of its Subsidiaries or any policy or practice of the Company or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company or any of its Subsidiaries; (viii) to the extent that any Company Contingent Workers are employed, each of the Company or any of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) none of the Company or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of its Subsidiaries; (x) the Company and its Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c) Section 2.15(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 2.15(c)(ii) of the Company Disclosure Schedule also contains a complete and accurate list of all Company Contingent Workers, showing for each Company Contingent Worker such individual’s role in the Company Business and fee or compensation arrangements.

2.16 Environmental Matters.

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) none of the Company or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or its Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or its Subsidiaries pursuant to any Environmental Law;

(c) none of the Company or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or its Subsidiaries pursuant to any Environmental Law.

2.17 Insurance.

The Company has delivered or made available to Talos accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Company and each of its Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither the Company nor any Subsidiary of the Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Subsidiary of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of its Subsidiaries was, as of the date of such provision, accurate and complete. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Company or any Subsidiary of the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

2.18 Books and Records.

Each of the minute and record books of the Company has been made available to Talos and contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof)

and stockholders of the Company, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19 Government Programs.

No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of the Company or any of its Subsidiaries, under any such program.

2.20 Transactions with Affiliates.

Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2012, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.21 of the Company Disclosure Schedule, as of the date hereof, there is no pending in writing Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided Talos or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company or any Subsidiary of the Company.

2.22 Illegal Payments.

None of the Company or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.23 Inapplicability of Anti-takeover Statutes.

The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

2.24 Vote Required.

The affirmative vote (or action by written consent) of (i) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis), and (ii) the holders of at least 66 2/3% of the outstanding shares of the Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis), in each case as outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger and the other matters set forth in Section 5.2(a) of this Agreement.

2.25 No Financial Advisor.

Except as set forth on Section 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

2.26 Disclosure; Company Information.

The information provided by the Company and its Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement provided by the Company and its Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the Talos Stockholders or at the time of the Talos Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Talos and Merger Sub or any of their Representatives for inclusion in the Registration Statement or Proxy Statement.

Section 3. REPRESENTATIONS AND WARRANTIES OF TALOS

Talos represents and warrants to the Company as follows, except as set forth in (x) the Talos SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by Talos to the Company (the “Talos Disclosure Schedule”). The Talos Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Talos Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1 Organization.

(a) Talos is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Talos has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Talos is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Talos Material Adverse Effect. The Talos Charter and Talos Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Talos is not in violation of any provision thereof. Other than the Talos Charter and Talos Bylaws, Talos is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Talos or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Common Stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Talos, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c) Each of Talos’ Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Talos’ Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Talos’ Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Talos Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Talos’ Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Talos are not in violation of any provision thereof.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Talos consists of 100,000,000 shares of Talos Common Stock and 5,000,000 shares Talos Preferred Stock. As of the date hereof, there are 34,306,435 shares of Talos Common Stock issued and outstanding (of which 512,700 shares are subject to outstanding Talos Restricted Stock Awards), and no shares of Talos Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Talos Common Stock and no shares of Talos Preferred Stock held in the treasury of Talos. Talos has no shares of Talos Common Stock or Talos Preferred Stock reserved for issuance other than as described above. The outstanding shares of Talos Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Talos at the time at which they were issued and were issued in compliance with the Talos Charter and Talos Bylaws and all applicable Laws. Except for the Talos Stock Options, Talos does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Talos to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Talos Common Stock or any other equity security of Talos or any Subsidiary of Talos or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Talos Common Stock or any other equity security of Talos or any Subsidiary of Talos or obligating Talos or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Talos.

(b) As of the date hereof, there are 3,665,441 shares of Talos Common Stock issuable upon exercise of all outstanding Talos Stock Options, subject to adjustment on the terms set forth in the Talos Stock Option Plans. Section 3.2(b) of the Talos Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Talos Stock Option, (ii) the date each Talos Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Talos Stock Option, (iv) the expiration date of each such Talos Stock Option, (v) the vesting schedule of each such Talos Stock Option, (vi) the price at which each such Talos Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Talos Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Talos Stock Options and (viii) whether and to what extent the exercisability of each Talos Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c) Section 3.2(c) of the Talos Disclosure Schedule sets forth each Talos Restricted Stock Award outstanding as of the date hereof and the number of shares of Talos Common Stock subject to the award.

(d) Section 3.2(d) of the Talos Disclosure Schedule lists each Subsidiary of Talos, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Talos and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Talos has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Talos to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Talos (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Talos free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon Talos or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

(e) The Talos Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable.

3.3 Authority.

Talos and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and each party’s respective obligations hereunder, subject only to obtaining the Talos Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Boards of Directors of Talos and Merger Sub. No other approval or consent of, or action by, the holders of the outstanding securities of Talos or Merger Sub, other than the Talos Stockholder Approval, is required in order for each such party to consummate the Contemplated Transactions and perform their respective obligations hereunder. The Board of Directors of Talos has declared this Agreement advisable, has directed that this Agreement be submitted to the Talos Stockholders for adoption and approval and has recommended that the Talos Stockholders adopt and approve this Agreement. This Agreement has been duly and validly executed and delivered by Talos and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of Talos and Merger Sub, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to creditors’ rights and general and general principles of equity. All other documents required to be executed by each of Talos and Merger Sub on or prior to the date hereof and containing obligations of Talos or Merger Sub in connection with the transactions contemplated herein have been duly and validly executed and delivered by each of Talos and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Talos and Merger Sub, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Talos and Merger Sub does not, and the consummation by Talos and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Talos Charter or Talos Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Talos, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Talos’ or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Talos Material Contract or other agreement, instrument or obligation to which Talos or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Talos Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Talos or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Talos Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Talos or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Talos and Merger Sub or the consummation by Talos and Merger Sub of the Contemplated Transactions, except for (i) obtaining the Talos Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Talos is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Talos Stockholder Meeting, this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Global Select Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Talos Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) Talos has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Talos SEC Reports”). Each of the Talos SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Talos SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Talos comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Talos SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Talos SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Talos SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Talos’ knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.5(a), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, Talos has timely responded to all comment letters of the staff of the SEC relating to the Talos SEC Reports, and the SEC has not advised Talos that any final responses are inadequate, insufficient or otherwise non-responsive. Talos has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Talos and any of its Subsidiaries, on the other hand, occurring since January 1, 2013 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Talos, as of the date of this Agreement, none of the Talos SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Talos SEC Reports fairly present, in all material respects, the consolidated financial position of Talos and its consolidated Subsidiaries as of its date, or, in the case of the Talos SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Talos and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Talos SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Talos SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Talos Financial Statements”).

(d) Talos has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Talos, such system is effective in providing such assurance. Talos (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Talos in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Talos, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Talos’ auditors and the Audit Committee of the Board of Directors of Talos (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Talos’ ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Talos’ internal controls over financial reporting. Each of Talos and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Talos is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e) Each of the principal executive officer of Talos and the principal financial officer of Talos (or each former principal executive officer of Talos and each former principal financial officer of Talos, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Talos SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Talos or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f) Neither Talos or any of its Subsidiaries nor, to the Knowledge of Talos, any director, officer, employee, or internal or external auditor of Talos or any of its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Talos or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) Talos is, and since January 1, 2013 has been, in material compliance with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market, and (ii) the applicable provisions of the Sarbanes-Oxley Act. Talos has delivered or made available to the Company complete and correct copies of all material correspondence between NASDAQ Global Select Market and Talos and its Subsidiaries since January 1, 2013.

3.6 Absence of Changes.

Since September 30, 2014, Talos and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in Talos SEC Reports and (y) on Section 3.6 of the Talos Disclosure Schedule, after September 30, 2014 and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of Talos that, individually or in the aggregate, has had, or would reasonably be expected to have, a Talos Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of Talos’ capital stock, and Talos has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Talos’ capital stock;

(c) Talos has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Talos or any of its Subsidiaries;

(e) neither Talos nor any of its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Talos Intellectual Property;

(g) there has been no notice delivered to Talos or any of its Subsidiaries of any claim of ownership by a third party of any Talos Intellectual Property owned or developed by Talos or any of its Subsidiaries, or of infringement by Talos or any of its Subsidiaries of any third party’s Intellectual Property;

(h) there has not been any (i) grant of any severance or termination pay to any employee of Talos; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Talos or any of its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 3.6(h) of the Talos Disclosure Schedule; or (iv) termination of any officers or key employees of Talos or any of its Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing.

3.7 Title to Assets.

Each of Talos and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Talos or a Talos Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Talos’ unaudited consolidated balance sheet at September 30, 2014; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Talos and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 3.7 of the Talos Disclosure Schedule.

3.8 Properties.

(a) Section 3.8(a) of the Talos Disclosure Schedule identifies (x) the street address of each parcel of Talos Leased Real Property, (y) the identification of the Talos Leases and the Talos Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Talos Leased Real Property. With respect to each Talos Lease, except as would not, individually or in the aggregate, have a Talos Material Adverse Effect:

(i) the Talos Leases and the Talos Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Talos or a Subsidiary of Talos, as applicable, holds a valid and existing leasehold interest under such Talos Leases free and clear of any Encumbrances except Permitted Encumbrances. Talos and its Subsidiaries have delivered or made available to the Company full, complete and accurate copies of each of the Talos Leases and all Talos Ancillary Lease Documents described in Section 3.8(a)(i) of the Talos Disclosure Schedule;

(ii) none of the Talos Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Talos Leases and all Talos Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Talos Leases, none of Talos or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Talos Lease or Talos Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of Talos or its Subsidiaries, nor, to the Knowledge of Talos, any other party to any Talos Leases or Talos Ancillary Lease Documents is in breach or default, and, to the Knowledge of Talos, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Talos Leases or any Talos Ancillary Lease Documents;

(vi) no party to the Talos Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Talos Leases; and

(vii) none of Talos or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Talos Leases or any Talos Ancillary Lease Documents.

(b) Talos and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Talos Intellectual Property, necessary to conduct the Talos Business, except for Permitted Encumbrances. Talos and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Talos and its Subsidiaries as now used, possessed and controlled by Talos or its Subsidiaries, as applicable.

(c) The Talos Leased Real Property constitutes all of the real property used or occupied by Talos and its Subsidiaries in connection with the conduct of the Talos Business.

(d) None of Talos or its Subsidiaries has any Talos Owned Real Property, nor is Talos or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Talos Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Talos or any of its Subsidiaries or used or held for use by Talos or any of its Subsidiaries in the Talos Business (“Talos Patents”), registered and material unregistered Marks owned by Talos or any of its Subsidiaries or used or held for use by Talos or any of its Subsidiaries in the Talos Business (“Talos Marks”) and registered and material unregistered Copyrights owned by Talos or any of its Subsidiaries or used or held for use by Talos or any of its Subsidiaries in the Talos Business (“Talos Copyrights”), (ii) licenses, sublicenses or other agreements under which Talos or any of its Subsidiaries is granted rights by others in the Talos Intellectual Property (“Talos Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Talos or any of its Subsidiaries has granted rights to others in the Talos Intellectual Property (“Talos Licenses-Out”).

(b) With respect to the Talos Intellectual Property (i) purported to be owned by Talos or any of its Subsidiaries, Talos or one of its Subsidiaries exclusively owns such Talos Intellectual Property and (ii) licensed to Talos or any of its Subsidiaries by a third party

(other than commercial off the shelf software or materials transfer agreements), such Talos Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Talos License-In or Talos License-Out or Permitted Encumbrances granted by Talos or one of its Subsidiaries.

(c) All Talos Intellectual Property owned by and, to the Knowledge of Talos, all Talos Intellectual Property owned by or exclusively licensed to Talos or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of Talos, all Talos Patents, Talos Marks and Talos Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to Talos or any of its Subsidiaries are valid and enforceable.

(d) To the Knowledge of Talos, each Talos Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Talos Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of Talos, there is no patent or patent application of any third party that potentially interferes with a Talos Patent; all products made, used or sold under the Talos Patents have been marked with the proper patent notice.

(f) There are no pending or, to the Knowledge of Talos, threatened claims against Talos or any of its Subsidiaries or any of their employees alleging that any of the operation of the Talos Business or any activity by Talos or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Talos Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Talos Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of Talos, neither the operation of the Talos Business, nor any activity by Talos or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Talos Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) None of Talos or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; neither Talos nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Talos’ or any of its Subsidiaries’ rights to use any Intellectual Property, (ii) restrict the Talos Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Talos Intellectual Property.

(i) All former and current employees, consultants and contractors of Talos and its Subsidiaries have executed written instruments with Talos or one or more of its Subsidiaries that assign to Talos all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Talos Business or any of the products or services being researched, developed, manufactured or sold by Talos or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Talos Patent is held by Talos or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of Talos, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Talos Intellectual Property or the rights of Talos or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Talos Intellectual Property or the subject matter thereof.

(k) Talos and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Talos or any of its Subsidiaries or used or held for use by Talos or any of its Subsidiaries in the Talos Business (the “Talos Trade Secrets”), including, without limitation, requiring each employee of Talos and its Subsidiaries and each consultant of Talos and its Subsidiaries and any other person with access to Talos Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Company and, to Talos’ knowledge, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Talos Intellectual Property as Talos had in the Talos Intellectual Property immediately prior to the Effective Time.

3.10 Material Contracts.

Section 3.10 of the Talos Disclosure Schedule is a correct and complete list of each currently effective Talos Contract:

(a) relating to the lease of real property by Talos or any of its Subsidiaries;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Talos or any of its Subsidiaries of, or pursuant to which in the last year Talos or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Talos or any of its Subsidiaries of, or pursuant to which in the last year Talos or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Talos or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, Talos or any Affiliate of Talos, is or would be conducted, or (ii) the scope of the business and operations of Talos and its Subsidiaries, taken as a whole;

(h) in respect of any Talos Intellectual Property that provides for annual payments of, or pursuant to which in the last year Talos or any of its Subsidiaries paid or received, in the aggregate, $10,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of Talos or any of its Subsidiaries;

(j) with any Governmental Authority;

(k) any Contract with (a) an executive officer or director of Talos or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Talos or (c) to the Knowledge of Talos, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Talos or its Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Talos or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Talos or any of its Subsidiaries in excess of $100,000.

Talos has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Talos Contracts, including all amendments thereto. There are no material Talos Contracts that are not in written form. Except as set forth on Section 3.10 of the Talos Disclosure Schedule, neither Talos nor any Subsidiary of Talos has, nor to Talos’ Knowledge, has any other party to a Talos Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Talos or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Talos Contract listed in Section 3.14 or Section 3.15 of the Talos Disclosure Schedule (any such agreement, contract or commitment, a “Talos Material Contract”) in such manner as would permit any other party to cancel or terminate any such Talos Material Contract, which has had or would reasonably be expected to have a Talos Material Adverse Effect. As to Talos and its Subsidiaries, as of the date of this Agreement, each Talos Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Talos, any Subsidiary of Talos, or the Surviving Corporation to any Person under any Talos Material Contract or give any Person the right to terminate or alter the provisions of any Talos Material Contract. No Person is renegotiating any material amount paid or payable to Talos or any of its Subsidiaries under any Talos Material Contract or any other material term or provision of any Talos Material Contract.

3.11 Absence of Undisclosed Liabilities.

Neither Talos nor any Subsidiary of Talos has any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of Talos’ unaudited consolidated balance sheet at September 30, 2014; (b) normal and recurring current Liabilities that have been incurred by Talos since the date of Talos’ unaudited consolidated balance sheet September 30, 2014 in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities described in Section 3.11 of the Talos Disclosure Schedule and (d) Liabilities incurred in connection with the Contemplated Transactions.

3.12 Compliance with Laws; Regulatory Compliance.

(a) Each of Talos and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Talos or any of its Subsidiaries is pending or, to the Knowledge of Talos, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Talos or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect, each of Talos and its

Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Talos Products (any such Governmental Authority, a “Talos Regulatory Agency”) necessary for the lawful operating of the businesses of Talos and each of its Subsidiaries as currently conducted (the “Talos Permits”), including all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and the PHSA. Notwithstanding the foregoing, it is acknowledged that no Talos Product is a marketed product or has received marketing approval (with the exception of Inversine, which was approved in the United States for the management of moderately severe to severe essential hypertension and uncomplicated cases of malignant hypertension) and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any Talos Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect, all such Talos Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Talos Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect. Each of Talos and each of its Subsidiaries is in compliance in all material respects with the terms of all Talos Permits, and no event has occurred that, to the Knowledge of Talos, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Talos Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect.

(c) None of Talos or its Subsidiaries nor, to the Knowledge of Talos, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Talos Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of Talos or its Subsidiaries nor, to the Knowledge of Talos, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Talos, threatened against Talos or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. None of Talos or any of its Subsidiaries nor, to the Knowledge of Talos, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Talos or any of its Subsidiaries or, to the Knowledge of Talos, any director, officer, employee, agent or Representative thereof, are bound or which relate to Talos Products.

(d) Each of Talos and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Talos Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Talos Products. All required pre-clinical toxicology studies conducted by or on behalf of Talos or its Subsidiaries and Talos-sponsored clinical trials (or clinical trials sponsored by Talos or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company. Each clinical trial conducted by or on behalf of Talos or any of its Subsidiaries with respect to Talos Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of Talos and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Talos or any of its Subsidiaries with respect to such Talos Products.

(e) All applications, submissions, information and data utilized by any Talos or any of its Subsidiaries as the basis for, or submitted by or on behalf of Talos or any of its Subsidiaries in connection with any and all requests for a Talos Permit relating to Talos or any of its Subsidiaries, when submitted to the FDA or other Talos Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Talos Regulatory Agency.

(f) None of Talos or its Subsidiaries nor, to the Knowledge of Talos, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Talos Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Talos or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any Talos Product or any drug product being developed by any licensee or assignee of the Talos Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Talos Product. None of Talos or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Talos Products. To the Knowledge of Talos, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g) Talos and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Talos Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Talos Regulatory Agency. Talos and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or other Talos Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Talos Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Talos Regulatory Agency, or prepared by the FDA or other Talos Regulatory Agency or which bear in any way on Talos’ or any of its Subsidiaries’ compliance with regulatory requirements of the FDA or any other Talos Regulatory Agency, or on the likelihood or timing of approval of any Talos Products.

3.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, Talos or any of its Subsidiaries, and each material Tax Return in which Talos or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Talos and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of Talos and its Subsidiaries (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Talos’ audited consolidated balance sheet at December 31, 2013 (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Talos and its Subsidiaries in filing their Tax Returns.

(d) Section 3.13(d) of the Talos Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Talos or any of its Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Talos has delivered or made available to the Company correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Talos or any of its Subsidiaries since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP) upon any of the assets of Talos or any of its Subsidiaries.

(f) None of Talos or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) None of Talos or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Talos or any of its Subsidiaries.

(i) None of Talos or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of Talos or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of Talos or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) None of Talos or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Talos or (B) has any liability for the Taxes of any person (other than Talos or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of Talos and each of its Subsidiaries for all income Tax purposes is the fiscal year ended December 31st, and Talos and each of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) None of Talos or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of Talos which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of Talos or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of Talos or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of Talos or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(r) No written claim has been made by any Taxing Authority that Talos or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Talos Material Adverse Effect.

(s) Neither Talos nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the Talos Disclosure Schedule sets forth a list of every Employee Program maintained by Talos or an ERISA Affiliate of Talos (the “Talos Employee Programs”).

(b) Each Talos Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Talos Employee Program for any period for which such Talos Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of Talos, no event or omission has occurred which would reasonably be expected to cause any Talos Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither Talos nor any Subsidiary of Talos knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by Talos or any ERISA Affiliate of Talos. Except as would not, individually or in the aggregate, have a Talos Material Adverse Effect, with respect to any Employee Program ever maintained, or contributed to, by Talos or any ERISA Affiliate of Talos, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Talos, threatened with respect to any such Talos Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by Talos or any ERISA Affiliate of Talos, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither Talos nor any ERISA Affiliate of Talos has maintained an Employee Program subject to Title IV or Section 302 of ERISA, or that is a voluntary employee benefit association, or a Multiemployer Plan. None of the Talos Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws) or has ever promised to provide such post-termination benefits.

(e) Except as set forth on Section 3.14(e) of the Talos Disclosure Schedule, each Employee Program required to be listed on Section 3.14(a) of the Talos Disclosure Schedule may be amended, terminated, or otherwise discontinued by Talos after the Effective Time in accordance with its terms without material liability to Talos, the Company or any of their respective Subsidiaries.

(f) Except as set forth on Section 3.14(f) of the Talos Disclosure Schedule, neither Talos nor any of its Subsidiaries is a party to any written (i) agreement with any current or former stockholder, director, employee or consultant of Talos or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Talos or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment or service of such director, employee or consultant; or (ii) agreement or plan binding Talos or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Talos made any such payment, and the consummation of the transactions contemplated herein shall not obligate Talos or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Talos Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Talos Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Talos if it would have ever been considered a single employer with Talos under ERISA Section 4001(b) or part of the same “controlled group” as Talos for purposes of ERISA Section 302(d)(8)(C).

3.15 Labor and Employment Matters.

(a) None of Talos or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Talos, neither Talos nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Talos or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Talos Material Adverse Effect, (i) Talos and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) neither Talos nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Talos Business and classified by Talos or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Talos or any of its Subsidiaries through its respective payroll department (“Talos Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Talos Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Talos, threatened against Talos or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of Talos or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of Talos, subject to imminent audit or investigation by any Governmental Authority; (v) neither Talos nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) Talos and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of Talos and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Talos or any of its Subsidiaries or any policy or practice of Talos or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Talos or any of its Subsidiaries; (viii) to the extent that any Talos Contingent Workers are employed, Talos and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) neither Talos nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of Talos or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Talos or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Talos or any of its Subsidiaries; and (x) there are no pending or, to the knowledge of Talos, threatened or reasonably anticipated claims or actions against Talos or its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c) Section 3.15(c)(i) of the Talos Disclosure Schedule contains a complete and accurate list of all employees of Talos and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 3.15(c)(ii) of the Talos Disclosure Schedule also contains a complete and accurate list of all Talos Contingent Workers, showing for each Talos Contingent Worker such individual’s role in the Talos Business and fee or compensation arrangements.

3.16 Environmental Matters.

Except as would not, individually or in the aggregate, have a Talos Material Adverse Effect:

(a) Talos and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Talos Leased Real Property;

(b) none of Talos or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Talos or its Subsidiaries at or on the Talos Leased Real Property that requires reporting, investigation or remediation by Talos or its Subsidiaries pursuant to any Environmental Law;

(c) none of Talos or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Talos, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of Talos, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Talos Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Talos or its Subsidiaries pursuant to any Environmental Law.

3.17 Insurance.

Talos has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Talos and each Subsidiary of Talos. Each of such insurance policies is in full force and effect and Talos and each Subsidiary of Talos are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither Talos nor any Subsidiary of Talos has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Talos or any Subsidiary of Talos. All information provided to insurance carriers (in applications and otherwise) on behalf of Talos and each of its Subsidiaries was, as of the date of such provision, accurate and complete. Talos and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Talos or any Subsidiary of Talos, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Talos or any Subsidiary of Talos of its intent to do so.

3.18 Books and Records.

Each of the minute and record books of Talos contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Talos, since January 1, 2011 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of Talos comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.19 Government Programs.

No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Talos or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Talos, no basis exists for any Governmental Authority to seek payment or repayment from Talos or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of Talos or any of its Subsidiaries, under any such program.

3.20 Transactions with Affiliates.

Except as set forth in the Talos SEC Reports filed prior to the date of this Agreement, since the date of Talos’ last proxy statement filed in 2014 with the SEC, no event has occurred that would be required to be reported by Talos pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Talos Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Talos as of the date of this Agreement.

3.21 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.21 of the Talos Disclosure Schedule, as of the date hereof, there is no pending in writing Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Talos, any Subsidiary of Talos or any director or officer of Talos (in his or her capacity as such) or any of the material assets owned or used by Talos and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Talos, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 3.21 of the Talos Disclosure Schedule, Talos has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Talos has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Talos or any Subsidiary of Talos, or any of the assets owned or used by Talos or any Subsidiary of Talos, is subject. To the Knowledge of Talos, no officer or other key employee of Talos or any Subsidiary of Talos is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Talos Business or to any material assets owned or used by Talos or any Subsidiary of Talos.

3.22 Illegal Payments.

None of Talos or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Talos or any of its Subsidiaries or, to the Knowledge of Talos, any third party acting on behalf of Talos or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Talos, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Talos or any of its Subsidiaries.

3.23 Inapplicability of Anti-takeover Statutes.

The Boards of Directors of Talos and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

3.24 Vote Required.

The affirmative vote of (i) the holders of a majority of the shares of Talos Common Stock having voting power representing a majority of the outstanding Common Stock and (ii) the holders of a majority of the votes properly cast at the Talos Stockholder Meeting are the only votes of the holders of any class or series of Talos’ capital stock necessary to approve the Talos Stockholder Proposals (the “Talos Stockholder Approval”).

3.25 No Financial Advisor.

Except as set forth on Section 3.25 of the Talos Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Talos or any Subsidiary of Talos.

3.26 Disclosure; Talos Information.

The information relating to Talos or its Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Talos or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Talos Stockholders or at the time of the Talos Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Talos or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation.

Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv) subject to the confidentiality obligations of the Company set forth in the Research and License Agreement, dated as of June 29, 2009, by and between Pfizer (as a successor to Wyeth) and the Company, any material meeting minutes or notice sent by or on behalf of a Party to any party to any Talos Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Talos Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Talos Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, material pleading or material settlement communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Authority.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

4.2 Operation of Talos’ Business.

(a) Except as set forth on Section 4.2 of the Talos Disclosure Schedule, during the Pre-Closing Period: (i) Talos shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Talos Material Contracts; and (ii) Talos shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Talos that is commenced, or, to the Knowledge of Talos, threatened in writing against, Talos after the date of this Agreement and (C) any written notice or, to the Knowledge of Talos, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Talos Disclosure Schedule.

(b) During the Pre-Closing Period, Talos shall promptly notify the Company in writing, by delivering an updated Talos Disclosure Schedule, of: (i) the discovery by Talos of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Talos in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Talos in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Talos; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, Talos shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced, or asserted against Talos or (to the Knowledge of Talos) any director, officer, or key employee of Talos. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Talos contained in this Agreement or the Talos Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of the Company’s Business.

(a) Except as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company and each Subsidiary of the Company shall use commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its Subsidiaries; and (iii) the Company shall promptly notify Talos of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any Subsidiary of the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company or any Subsidiary of the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Talos in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Talos in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against the Company or any Subsidiary of the Company, or, to the Knowledge of the Company, any director, officer, or key employee of the Company. No notification given to Talos pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(a) of the Talos Disclosure Schedule, or (iii) with the prior written consent of the Company, at all times during the Pre-Closing Period, Talos shall not, nor shall it cause or permit any Subsidiary of Talos to, do any of the following:

(i) declare, accrue, set aside or pay any dividend other than the Pre-Closing Dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Talos Common Stock from terminated employees of Talos);

(ii) except for contractual commitments in place at the time of this Agreement and disclosed in Section 3.10 and/or Section 3.13(a) of the Talos Disclosure Schedule, and other than the Reverse Stock Split, sell, issue or grant, or authorize the issuance of or make any commitments to do any of the foregoing: (i) any capital stock or other security (except for Talos Common Stock issued upon the valid exercise of outstanding Talos Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Talos or any Subsidiary of Talos, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, or reverse stock split except for the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000 other than in the Ordinary Course of Business;

(vi) (A) adopt, establish or enter into any Talos Employee Program; (B) cause or permit any Talos Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) hire any new employee or consultant; (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Talos Material Contract;

(xi) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Talos in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Talos’ and/or any Subsidiary of Talos’ business or (C) for a breach of this Agreement;

(xii) fail to make any material payment with respect to any of Talos’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xiii) agree to take, take or permit any Subsidiary of Talos to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a).

(b) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule, or (iii) with the prior written consent of Talos, at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii) amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) except as disclosed in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the following: (i) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of Company Stock Options or Company Warrants outstanding on the date hereof and disclosed in Section 2.2(c) and Section 2.2(d) of the Company Disclosure Schedule); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000, other than in the Ordinary Course of Business;

(vi) other than in the Ordinary Course of Business (i) adopt, establish or enter into any Company Employee Program; (ii) cause or permit any Company Employee Program to be amended other than as required by Law; or (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) unless approved by the Company Board of Directors, enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(x) fail to make any payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xi) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (viii) of this Section 4.4(b).

4.5 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Talos, none of the Company, any of its Subsidiaries or any Representative of any of the Company or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the adoption and approval of this Agreement by the Company Stockholders pursuant to the Company Stockholder Written Consent, Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of

Directors of Company has determined, in good faith, after consultation with its outside counsel and nationally recognized independent financial advisors, constitutes, or is reasonably expected to result in, a Company Superior Offer: (1) furnish nonpublic information regarding Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to such Company Acquisition Proposal; provided that (w) Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Company to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Talos, (x) Company contemporaneously supplies to Talos any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Talos, (y) neither the Company nor any Subsidiary nor any Representative of the Company or any Subsidiary shall have breached this Section 4.5, and (z) the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Company under applicable Laws. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.5(a)(i) by the Company.

(ii) For purposes of this Agreement,

(A) “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Company or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Company (including securities of Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B) “Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Talos in response to such Company Superior Offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Company on terms no less favorable to Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of Company nor any committee of the Board of Directors of Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Talos, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, make any public statement inconsistent with its recommendation, or fail to reaffirm the Company Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the Company Stockholders, within five (5) Business Days after Talos requests in writing that such action be taken (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the Company Acquisition Proposal, the Company receives a Company Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Company Superior Offer, and the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such Company Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws, the Board of Directors of the Company may (i) effect a Company Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Company Superior Offer and terminate this Agreement; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless the Company has complied with this Section 4.5 and in advance of or concurrently with such termination the Company pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following Talos’s receipt of written notice from the Company that the Board of Directors of the Company and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Company Acquisition Proposal), (B) at the end of such period, the Board of Directors of the Company and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Talos and after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Offer and (C) if requested by Talos during such five (5) Business Day period, the Company engages in good faith negotiations with Talos to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer. During any such five (5) Business Day period, Talos shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal.

(v) Nothing in this Section 4.5 shall prohibit the Board of Directors of Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(b) No Solicitation by Talos.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Company, none of Talos, its Subsidiaries or any Representative of Talos or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Talos Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Talos Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Talos Acquisition Proposal, or enter into any agreement or agreement in principle requiring Talos to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Talos Stockholder Proposals at the Talos Stockholder Meeting, Talos may take the following actions in response to an unsolicited bona fide written Talos Acquisition Proposal received after the date hereof that the Board of Directors of Talos has determined, in good faith, after consultation with its outside counsel and nationally recognized independent financial advisors, constitutes, or is reasonably expected to result in, a Talos Superior Offer: (1) furnish nonpublic information regarding Talos to the third party making the Talos Acquisition Proposal (a “Talos Qualified Bidder”); and (2) engage in discussions or negotiations with the Talos Qualified Bidder and its Representatives with respect to such Talos Acquisition Proposal; provided that (w) Talos receives from the Talos Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Talos to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Company, (x) Talos contemporaneously supplies to Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Company, (y) neither Talos nor any Subsidiary nor any Representative of Talos or any Subsidiary shall have breached this Section 4.5, and (z) the Board of Directors of Talos determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Talos under applicable Laws. Without limiting the generality of the foregoing, Talos acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Talos or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of Talos or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.5(b)(i) by Talos.

(ii) For purposes of this Agreement,

(A) “Talos Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Talos or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Talos and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Talos (including securities of Talos currently beneficially owned by such Person); provided, however, that the term “Talos Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement and shall not include any disposition of NNR Assets; and

(B) “Talos Superior Offer” shall mean an unsolicited bona fide Talos Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Talos Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the Board of Directors of Talos determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Talos Acquisition Proposal (including the financing terms and the ability of such third party to finance such Talos Acquisition Proposal), (1) is more favorable from a financial point of view to the Talos Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Company in response to such Talos Superior Offer pursuant to and in accordance with Section 4.5(b)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Talos on terms no less favorable to Talos than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Talos nor any committee of the Board of Directors of Talos shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Company, the Talos Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Talos Acquisition Proposal, make any public statement inconsistent with its recommendation, or fail to reaffirm the Talos Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the Talos Stockholders, within five (5) Business Days after the Company requests in writing that such action be taken (any action described in this sentence being referred to as a “Talos Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the Talos Stockholder Proposals at the Talos Stockholder Meeting, Talos receives a Talos Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of Talos concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Talos Superior Offer, and the Board of Directors of Talos determines in good faith (after consultation with outside legal counsel) that such Talos Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of Talos under applicable Laws, the Board of Directors of Talos may (i) effect a Talos Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Talos Superior Offer and terminate this Agreement; provided, however that Talos shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless Talos has complied with this Section 4.5 and in advance of or concurrently with such termination Talos pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following Company’s receipt of written notice from Talos that the Board of Directors of Talos and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Talos Acquisition Proposal), (B) at the end of such period, the Board of Directors of Talos and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Company and after consultation with Talos’ outside legal counsel and financial advisors, that such Acquisition Proposal remains a Talos Superior Offer and (C) if requested by the Company during such five (5) Business Day period, Talos engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Talos Superior Offer no longer constitutes a Talos Superior Offer. During any such five (5) Business Day period, Company shall be entitled to deliver to Talos one or more counterproposals to such Acquisition Proposal.

(v) Nothing in this Section 4.5 shall prohibit Talos from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Talos Acquisition Proposal, respectively, or from the Board of Directors of Talos making any disclosure to the Talos Stockholders if, in the good faith judgment of the Board of Directors of Talos, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(c) Both the Company and Talos shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Talos Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Talos shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Talos Acquisition Proposal, respectively.

(d) The Company and Talos shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Talos Acquisition Proposal.

(e) Talos agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any “standstill” or similar agreement, including any “standstill” provision contained in any confidentiality agreement, to which Talos or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Company.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, (i) Talos shall prepare and file with the SEC a proxy statement relating to the Talos Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Talos, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Talos Common Stock to be issued by virtue of the Merger (and registration of the Redeemable Convertible Notes and shares issuable on conversion of such notes). Each of Talos and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal and state securities and other Laws in connection with the issuance of shares of Talos Common Stock pursuant to the Merger. Each of Talos and the Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The Company shall ensure that the Financial Statements will comply as to form in all material respects, prior to the filing of the Registration Statement, with the published rules and regulations of the SEC with respect thereto. Each of Talos, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Talos shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If Talos, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Talos stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Talos shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. Talos will advise the Company of any acceleration request with respect to the Registration Statement on the day of such request and in any event no less than twenty-four hours before the anticipated date of effectiveness. Talos will advise the Company, promptly after Talos receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Talos Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.2 Stockholder Approval.

(a) Company Stockholders’ Written Consent.

(i) During the Pre-Closing Period, the Company shall take all action necessary in accordance with this Agreement, the DGCL, the Company Charter and the Company Bylaws to obtain, promptly after receiving written notice from Talos that the S-4 Registration Statement has been declared effective under the Securities Act, and in any event no later than twenty-four (24) hours after receiving such notice, the Company Stockholder Written Consent executed by the Company Minimum Holders and sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting this Agreement and approving the Merger and all other transactions contemplated hereby, including the conversion of the Company Preferred Stock into Company Common Stock, (ii) acknowledging that such adoption and approval of the Merger and the conversion of the Company Preferred Stock into Company Common Stock given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or the conversion of the Company Preferred Stock into Company Common Stock or this Agreement. The Company shall use its reasonable best efforts to obtain the Company Stockholder Written Consent executed by the Company Minimum Holders, sufficient for the Company Stockholder Approval and in compliance with all applicable Laws, and shall use reasonable best efforts to cause such Company Stockholder Written Consent not to be waived or revoked.

(ii) The Company agrees that, subject to Section 4.5: (i) the Company’s Board of Directors shall unanimously recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a)(i) above, (ii) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Talos, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Talos shall be adopted or proposed.

(iii) Subject to Section 4.5, the Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholders Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

(iv) In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to Talos, as promptly as possible, and in any event within twenty-four (24) hours after receiving notice from Talos that the Registration Statement shall have been declared effective under the Securities Act, a copy of such executed Company Stockholder Written Consent.

(b) Following the date hereof, the Company will prepare an information statement in form and substance reasonably acceptable to Talos (the “Information Statement”) relating to this Agreement, the Merger and the other transactions contemplated hereby. The Company shall ensure that the information in the Information Statement (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) complies with applicable Law; provided, however, that the Company makes no representation in this Section 5.3 with respect to any information provided by Talos for inclusion in the Information Statement. Talos shall ensure that the information provided by Talos for inclusion in the Information Statement (i) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) complies with applicable Laws. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the conclusion of the Board of Directors of the Company that the Merger is advisable and in the best interests of the Company Stockholders. Notwithstanding anything to the contrary stated above, prior to mailing the Information Statement (or any amendment or supplement thereto) the Company shall provide Talos a reasonable opportunity to review and comment on the Information Statement and shall discuss with Talos and include in the Information Statement, comments reasonably and promptly proposed by Talos.

(i) Promptly after the date hereof, and in no case later than ten (10) calendar days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder the Information Statement and notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with Sections 228(e) and 262 of the DGCL. Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters’ rights under Section 262 of the DGCL, which notice shall comply with all applicable Laws.

(c) Talos Stockholder Meeting.

(i) Talos shall take all action necessary in accordance with applicable Laws and the Talos Charter and Talos Bylaws to call, give notice of, convene and hold a meeting of the Talos Stockholders (the “Talos Stockholder Meeting”) to consider and vote on proposals to adopt this Agreement and the Merger and to approve the issuance of the shares of Talos Common Stock by virtue of the Merger and, if deemed necessary by the Parties, an amendment to the Talos Charter to effect the Reverse Stock Split (collectively, the “Talos Stockholder Proposals”). The Talos Stockholder Meeting shall be held (on a date selected by Talos in consultation with the Company) not later than forty-five (45) days after effective date of the Registration Statement. If on the scheduled date of the Talos Stockholder meeting Talos has not obtained the Talos Stockholder Approval, Talos shall have the right to adjourn, after consultation with the Company, or postpone the Talos Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Talos Stockholder Meeting was scheduled for the approval of the Talos Stockholder Proposals.

(ii) Subject to the provisions of Section 4.5 hereof, the Board of Directors of Talos shall unanimously recommend that the Talos Stockholders approve the Talos Stockholder Proposals (the “Talos Board Recommendation”) and Talos shall include such Talos Board Recommendation in the Proxy Statement.

(d) Talos shall use its commercially reasonable efforts to solicit from the Talos Stockholders proxies in favor of the Talos Stockholder Proposals and shall take all other action necessary or advisable to secure the Talos Stockholder Approval. Talos shall ensure that all proxies solicited in connection with the Talos Stockholder Meeting are solicited in material compliance with all applicable Laws. Talos, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

5.3 Regulatory Approvals.

Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Talos shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.4 Company Stock Options and Company Warrants.

(a) At the Effective Time, (i) each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Talos Common Stock, and Talos shall assume each such Company Stock Option in accordance with its terms and the Company Stock Option Plans, if applicable, and all rights with respect to Company Common Stock shall thereupon be converted into rights with respect to Talos Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option may be exercised solely for shares of Talos Common Stock; (ii) the number of shares of Talos Common Stock subject to each Company Stock Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Stock Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Talos Common Stock; (iii) the per share exercise price for the Talos Common Stock issuable upon exercise of each Company Stock Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Stock Option, such Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Talos Common Stock subsequent to the Effective Time; and (B) Talos’ Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Stock assumed by Talos. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Talos Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Stock Option shall not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code.

(b) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Talos Common Stock, and Talos shall assume each such Company Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Common Stock under Company Warrants assumed by Talos shall thereupon be converted into rights with respect to Talos Common Stock.

Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Talos may be exercised solely for shares of Talos Common Stock; (ii) the number of shares of Talos Common Stock subject to each Company Warrant assumed by Talos shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Talos Common Stock; (iii) the per share exercise price for the Talos Common Stock issuable upon exercise of each Company Warrant assumed by Talos shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Talos shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Talos in accordance with this Section 5.4(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Talos Common Stock subsequent to the Effective Time.

(c) Talos shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available, for use by Talos, relating to the shares of Talos Common Stock issuable with respect to Company Stock Options issued under the Company Stock Option Plans assumed by Talos in accordance with Section 5.4(a).

(d) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Option Plan, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Stock Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.4.

5.5 Indemnification of Officers and Directors.

(a) Talos and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director or officer, of Talos or the Company and their respective Subsidiaries (the “D&O Parties”) provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any proceeding or claims pending, asserted or made within such period shall continue until the final disposition of such proceeding or claim. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Talos Charter and Talos Bylaws and the Company Charter and Company Bylaws, as applicable, and during such six (6) year period following the Effective Time, Talos shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Party in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. Prior to the Closing, each of the Company and Talos shall purchase a six-year “tail” policy under its own existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing (provided that either such party may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided, however, that in no event shall either such party be required to expend pursuant to this Section 5.5(a) more than an amount equal to 200% of the respective current annual premiums paid by such party for such insurance; provided, further, that during the term of the respective “tail” policies, neither Talos nor the Surviving Corporation shall take any action following the Closing to cause their respective “tail” policies to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of their former and current officers and directors.

(b) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, modified, altered or repealed after the Effective Time without the written consent of any such Person affected by such amendment, modification alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the D&O Parties by Laws, charters, bylaws or agreements.

(c) If Talos or the Surviving Corporation or any of the successors or assigns of Talos or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Talos or the Surviving Corporation, as the case may be, shall assume the obligations and cause the relevant insurance benefits to be provided to the D&O Parties as set forth in this Section 5.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Party is entitled, whether pursuant to applicable Laws, contract or otherwise.

5.6 Additional Agreements.

(a) Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7 Disclosure.

Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Talos may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent in scope and substance with previous press releases, public disclosures or public statements made by the Company or Talos in compliance with this Section 5.7.

5.8 Listing.

At or prior to the Effective Time, Talos shall use its commercially reasonable efforts to cause the shares of Talos Common Stock being issued in the Merger including the shares of Talos Common Stock issuable in connection with the assumption of Company Common Stock Options and Company Stand-Alone Options to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market (or such other NASDAQ market on which shares of Talos Common Stock are then listed) at or prior to the Effective Time.

5.9 Tax Matters.

(a) Talos, Merger Sub and the Company shall use their respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Talos, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties intend and agree that the Merger Sub is being formed solely to participate in the Contemplated Transactions and will not carry on any business or incur any liabilities (other than in connection with the Contemplated Transactions).

(d) Talos shall treat the distribution of the beneficial interest in the Trust that is part of the Pre-Closing Dividend, for U.S. federal, state and other relevant Tax purposes, as a distribution of the NNR Assets and the NNR Restricted Cash Account to its stockholders and a subsequent contribution by the stockholders of the NNR Assets and the NNR Restricted Cash Account to the Trust. Talos shall comply with all Tax withholding and reporting requirements as provided by any applicable Tax Law with respect to payments of the Pre-Closing Dividend and with respect to the adjustment of the number of shares of Talos Common Stock underlying each outstanding Talos Stock Option and the exercise price thereof to take into account the Pre-Closing Dividend provided for in Section 5.17.

5.10 Cooperation.

Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Directors.

Subject to any legal requirement, at and immediately after the Effective Time, the initial size of the Board of Directors of Talos shall be seven (7) and the initial directors to serve on the Board of Directors of Talos shall be Harold E. Selick, Ph.D., who shall be the Chairman, and Nassim Usman, Ph.D., Jeff Himawan, Ph.D., Augustine Lawlor, John P. Richard, Errol B. De Souza, Ph.D. and Dr. Stephen A. Hill, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At and immediately after the Effective Time, the officers of Talos and the director classification shall be specified in Schedule 5.11.

5.12 Stockholder Litigation.

Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Talos, on the one hand, and the Company, on the other hand, shall (a) promptly advise the other Party in writing of any stockholder litigation against it or its directors relating to this Agreement, the Merger, or the Contemplated Transactions and shall keep the other Party fully informed regarding such stockholder litigation and (b) give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.13 Section 16 Matters

Prior to the Effective Time, Talos shall take all such steps as may be required to cause any acquisitions of Talos Common Stock and any options to purchase Talos Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Talos, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Securityholder List.

At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Talos a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of the Company on a holder-by-holder basis.

5.15 Reverse Stock Split.

Talos shall submit to the Talos Stockholders at the Talos Stockholder Meeting a proposal to approve and adopt an amendment to the Talos Charter to authorize the Board of Directors of Talos to effect a reverse stock split of all outstanding shares of Talos Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Talos (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.

5.16 Preferred Stock.

The Company shall take all action required to effect the conversion of the Company Preferred Stock into Company Common Stock pursuant to the Company Stockholder Written Consent prior to the Closing Date.

5.17 Pre-Closing Dividend.

Promptly following the final determination of the Talos Cash Balance as of the Talos Cash Determination Date by Talos in accordance with Section 5.18, and in any event, prior to the Closing, the Talos Board intends to, subject to applicable Law and the Talos Charter and Talos Bylaws, declare a special dividend (the “Pre-Closing Dividend”) of the Redeemable Convertible Notes, the Pre-Closing Cash Dividend Amount, and the beneficial interests in the Trust as further described on Schedule B, to Talos stockholders, and set the record date and payment date for such Pre-Closing Dividend in its sole discretion; provided that the record date and payment date for such Pre-Closing Dividend shall be at least one Business Day prior to the Closing Date; and provided further that the beneficial interests in the Trust shall not be part of the Pre-Closing Dividend if, prior to the Talos Cash Determination Date, Talos sells or otherwise disposes of the NNR Assets.

In connection with the payment of the Pre-Closing Dividend, the Talos Board shall adjust the number of shares of Talos Common Stock underlying each outstanding Talos Stock Option and the exercise price thereof to take account of the Pre-Closing Dividend in accordance with the adjustments allowed for “corporate transactions” as set forth in Sections 422, 424 and 409A of the Code and the regulations thereunder.

5.18 Determination of Talos Cash Balance.

(a) Not less than fifteen (15) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Talos will deliver to the Company a statement setting forth, in reasonable detail, Talos’s calculation of the Talos Cash Balance (the “Talos Net Cash Calculation” and the date of delivery of such schedule, the “Talos Cash Determination Date”), it being agreed that the Talos Net Cash Calculation shall take into account liabilities reasonably anticipated to be incurred by Talos prior to and as of the Closing. Within two (2) Business Days following the Talos Cash Determination Date, Talos will deliver to Company a certificate (the “Talos Net Cash Certificate”) as to the amount of the Talos Net Cash Calculation as of such Talos Cash Determination Date prepared by Talos and executed by the chief executive officer of Talos. Talos will make the work papers and back-up materials used in preparing the Talos Net Cash Calculation and the Talos Net Cash Certificate, and the personnel of Talos that participated in preparing the Talos Net Cash Calculation and the Talos Net Cash Certificate, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after Talos delivers either (or each) of the Talos Net Cash Calculation or the Talos Net Cash Certificate (a “Talos Cash Response Date”), the Company will have the right to dispute any part of the Talos Net Cash Calculation or the Talos Net Cash Certificate by delivering a written notice to that effect to Talos (a “Talos Cash Dispute Notice”).

(c) If on or prior to any Talos Cash Response Date, (i) the Company notifies Talos in writing that it has no objections to the Talos Net Cash Calculation or the Talos Net Cash Certificate, as applicable, or (ii) the Company fails to deliver a Talos Cash Dispute Notice as provided in Section 5.18(b), then the Talos Net Cash Calculation as set forth in the Talos Net Cash Certificate will be deemed to have been finally determined for purposes of this Agreement and to represent the Talos Cash Balance at the Talos Cash Determination Date for purposes of this Agreement, and Talos will not be required to determine the Talos Cash Balance again provided that the Closing Date occurs no later than five (5) Business Days after the Anticipated Closing Date unless additional material liabilities have accrued between the Anticipated Closing Date and the Closing Date, in which case Talos will be required to determine the Talos Cash Balance again prior to the Closing Date taking into account such additional material liabilities.

(d) If the Company delivers a Talos Cash Dispute Notice on or prior to the applicable Talos Cash Response Date, then Representatives of Talos and the Company will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Talos Cash Balance, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Talos Cash Balance at the Talos Cash Determination Date for purposes of this Agreement.

(e) If Representatives of Talos and the Company are unable to negotiate an agreed-upon determination of the Talos Cash Balance at the Talos Cash Determination Date pursuant to Section 5.18(d) within three (3) calendar days after delivery of the Talos Cash Dispute Notice (or such other period as Talos and Company may mutually agree upon), then an independent auditor of recognized national standing as may be agreed by Talos and the Company (the “Reviewing Accounting Firm”) will be engaged to resolve any remaining disagreements as to the Talos Net Cash Calculation. Talos will promptly deliver to the Reviewing Accounting Firm the work papers and back-up materials used in preparing the Talos Net Cash Calculation or the Talos Net Cash Certificate and Talos and the Company will use their best efforts to cause the Reviewing Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Talos will be afforded the opportunity to present to the Reviewing Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Reviewing Accounting Firm; provided, however, that no such presentation or discussion will occur without the presence of a Representative of each of the Company and Talos. The determination of the Reviewing Accounting Firm will be limited to the disagreements submitted to the Reviewing Accounting Firm. The determination of the amount of the Talos Cash Balance made by the Reviewing Accounting Firm will be in writing delivered to Talos and the Company, will be final and binding on the Company and Talos and will be deemed to have been finally determined for purposes of this Agreement and to represent the Talos Cash Balance at the Talos Cash Determination Date for purposes of this Agreement. The fees and expenses of the Reviewing Accounting Firm will be allocated between Talos and the Company in the same proportion that the disputed amount of Talos Cash Balance that was unsuccessfully disputed by such Party (as finally determined by the Reviewing Accounting Firm) bears to the total disputed amount of the Talos Cash Balance amount. If this Section 5.18(e) applies as to the determination of the Talos Cash Balance at the Talos Cash Determination Date, upon resolution of the matter in accordance with this Section 5.18(e), the Parties will not be required to determine the Talos Cash Balance again even though the Closing Date may occur later than the Anticipated Closing Date; provided, however, that if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date, the Reviewing Accounting Firm shall be instructed to make such reasonable adjustments as required to reflect any such delay.

5.19 Determination of Company Cash Balance.

(a) Not less than fifteen (15) calendar days prior to the Anticipated Closing Date, the Company will deliver to Talos a statement setting forth, in reasonable detail, the Company’s calculation of the Company Cash Balance (the “Company Net Cash Calculation” and the date of delivery of such schedule, the “Company Cash Determination Date”), it being agreed that the Company Net Cash Calculation shall take into account liabilities reasonably anticipated to be incurred by the Company prior to and as of the Closing. Within two (2) Business Days following the Company Cash Determination Date, the Company will deliver to Talos a certificate (the “Company Net Cash Certificate”) as to the amount of the Company Net Cash Calculation as of such Company Cash Determination Date prepared by the Company and executed by the chief executive officer of the Company. The Company will make the work papers and back-up materials used in preparing the Company Net Cash Calculation and the Company Net Cash Certificate, and the personnel of the Company that participated in preparing the Company Net Cash Calculation and the Company Net Cash Certificate, available to Talos and, if requested by Talos, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after the Company delivers either (or each) of the Company Net Cash Calculation or the Company Net Cash Certificate (a “Company Cash Response Date”), Talos will have the right to dispute any part of the Company Net Cash Calculation or the Company Net Cash Certificate by delivering a written notice to that effect to the Company (a “Company Cash Dispute Notice”).

(c) If on or prior to any Company Cash Response Date, (i) Talos notifies the Company in writing that it has no objections to the Company Net Cash Calculation or the Company Net Cash Certificate, as applicable, or (ii) Talos fails to deliver a Company Cash Dispute Notice as provided in Section 5.19(b), then the Company Net Cash Calculation as set forth in the Company Net Cash Certificate will be deemed to have been finally determined for purposes of this Agreement and to represent the Company Cash Balance at the Company Cash Determination Date for purposes of this Agreement, and the Company will not be required to determine the Company Cash Balance again provided that the Closing Date occurs no later than five (5) Business Days after the Anticipated Closing Date unless additional material liabilities have accrued between the Anticipated Closing Date and the Closing Date, in which case the Company will be required to determine the Company Cash Balance again prior to the Closing Date taking into account such additional material liabilities.

(d) If Talos delivers a Company Cash Dispute Notice on or prior to the applicable Company Cash Response Date, then Representatives of the Company and Talos will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Company Cash Balance, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Company Cash Balance at the Company Cash Determination Date for purposes of this Agreement.

(e) If Representatives of the Company and Talos are unable to negotiate an agreed-upon determination of the Company Cash Balance at the Company Cash Determination Date pursuant to Section 5.19(d) within three (3) calendar days after delivery of the Company Cash Dispute Notice (or such other period as the Company and Talos may mutually agree upon), then the Reviewing Accounting Firm will be engaged to resolve any remaining disagreements as to the Company Net Cash Calculation. The Company will promptly deliver to the Reviewing Accounting Firm the work papers and back-up materials used in preparing the Company Net Cash Calculation or the Company Net Cash Certificate and the Company and Talos will use their best efforts to cause the Reviewing Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Talos and the Company will be afforded the opportunity to present to the Reviewing Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Reviewing Accounting Firm; provided, however, that no such presentation or discussion will occur without the presence of a Representative of each of Talos and the Company. The determination of the Reviewing Accounting Firm will be limited to the disagreements submitted to the Reviewing Accounting Firm. The determination of the amount of the Company Cash Balance made by the Reviewing Accounting Firm will be in writing delivered to the Company and Talos, will be final and binding on Talos and the Company and will be deemed to have been finally determined for purposes of this Agreement and to represent the Company Cash Balance at the Company Cash

Determination Date for purposes of this Agreement. The fees and expenses of the Reviewing Accounting Firm will be allocated between the Company and Talos in the same proportion that the disputed amount of Company Cash Balance that was unsuccessfully disputed by such Party (as finally determined by the Reviewing Accounting Firm) bears to the total disputed amount of the Company Cash Balance amount. If this Section 5.19(e) applies as to the determination of the Company Cash Balance at the Company Cash Determination Date, upon resolution of the matter in accordance with this Section 5.19(e), the Parties will not be required to determine the Company Cash Balance again even though the Closing Date may occur later than the Anticipated Closing Date; provided, however, that if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date, the Reviewing Accounting Firm shall be instructed to make such reasonable adjustments as required to reflect any such delay.

5.20 Redeemable Convertible Notes Principal.

Prior to the payment of the Pre-Closing Dividend, Talos shall cause to be deposited with the Escrow Agent an amount equal to $37,000,000 representing the aggregate principal amount of the Redeemable Convertible Notes to be issued as part of the Pre-Closing Dividend, to be held in accordance with the escrow agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”).

5.21 NNR Restricted Cash Account.

If and to the extent the sale of the NNR Assets is not consummated by Talos prior to the Talos Cash Determination Date, unless the Board otherwise determines prior to the Talos Cash Determination Date to not transfer the NNR Assets to the Trust, Talos shall establish a restricted cash account as part of the Trust (the “NNR Restricted Cash Account”) initially containing at least $1.5 million and maintain such account for up to two years from the date of Closing, which funds shall be designated exclusively for the payment of costs necessary to maintain and prosecute the intellectual property rights associated with the NNR Assets or in connection with the sale or other disposition of the NNR Assets in accordance with Schedule B.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints.

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger and/or the Pre-Closing Dividend shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger and/or the Pre-Closing Dividend illegal.

6.2 Stockholder Approval.

This Agreement, the Merger and the conversion of the Company Preferred Stock into Company Common Stock shall have been duly adopted and approved by the Company Stockholder Approval, and the Talos Stockholder Proposals shall have been duly approved by the Talos Stockholder Approval.

6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.

There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger and/or the Pre-Closing Dividend; (b) relating to the Merger and/or the Pre-Closing Dividend and seeking to obtain from Talos, Merger Sub or the Company any damages or other relief that may be material to Talos or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Talos; or (d) that would materially adversely affect the right or ability of Talos or the Company to own the assets or operate the business of Talos or the Company.

6.4 Effective Registration Statement and Proxy Statement.

The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

6.5 Pre-Closing Dividend.

The Pre-Closing Dividend shall have been declared and paid.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TALOS AND MERGER SUB

The obligations of Talos and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Talos, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

The representations and warranties of the Company contained in this Agreement (a) shall have been true and correct as of the date of this Agreement and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, provided, in each case that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such particular date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material

Adverse Effect; and provided, further, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2 Performance of Covenants.

Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Consents.

Any Permit or other consent required to be obtained by the Company under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

7.4 Officers’ Certificate.

Talos shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied.

7.5 No Company Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6 Preferred Stock Conversion.

The Company Preferred Stock shall have been converted into Company Common Stock.

7.7 Determination of Company Cash Balance.

The Company and Talos shall have agreed in writing upon the Company Net Cash Calculation, or the Reviewing Accounting Firm shall have delivered its report with respect to the Company Net Cash Calculation, in each case pursuant to Section 5.19 and such Company Net Cash Calculation shall be at least equal to the Company Minimum Cash Amount.

7.8 Company Stockholder Approval.

Talos shall have received the Company Stockholder Written Consent from Company Stockholders representing (i) at least 90% of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis and (ii) holders of at least 66 2/3% of the outstanding shares of Company Preferred Stock voting together as a single class, on an as-converted basis.

7.9 Lock-up Agreements.

Lock-up Agreements signed by the Company’s executive officers, directors and Company Minimum Holders shall have been delivered to Talos and shall remain in full force and effect at the Closing.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations.

The representations and warranties of Talos contained in this Agreement (a) shall have been true and correct as of the date of this Agreement and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Talos Material Adverse Effect, provided, in each case that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such particular date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Talos Material Adverse Effect; and provided, further, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Talos Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2 Performance of Covenants.

All of the covenants and obligations in this Agreement that Talos or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents.

Any Permit or other consent required to be obtained by Talos under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

8.4 Officers’ Certificate.

The Company shall have received a certificate executed by the Chief Executive Officer of Talos confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied.

8.5 No Talos Material Adverse Effect.

Since the date of this Agreement, there shall not have occurred any Talos Material Adverse Effect that is continuing.

8.6 Determination of Talos Cash Balance.

Talos and the Company shall have agreed in writing upon the Talos Net Cash Calculation, or the Reviewing Accounting Firm shall have delivered its report with respect to the Talos Net Cash Calculation, in each case pursuant to Section 5.18 and such Talos Net Cash Calculation shall be at least equal to the Minimum Talos Cash Balance.

8.7 Listing.

The shares of Talos Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Global Select Market or such other NASDAQ market on which shares of Talos Common Stock are then listed.

Section 9. TERMINATION

9.1 Termination.

This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Talos Common Stock in the Merger, unless otherwise specified below):

(a) by mutual written consent of Talos and the Company duly authorized by the Boards of Directors of Talos and the Company;

(b) by either Talos or the Company if the Merger shall not have been consummated by July 31, 2015; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) days; provided, further, however, that in the event a Closing Notice has been delivered pursuant to Section 9.1(l) prior to the date on which this Agreement is terminable pursuant to this Section 9.1(b), Talos may not terminate the Agreement under this Section 9.1(b) until the date that is twelve (12) Business Days following the date of delivery of such Closing Notice;

(c) by either Talos or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Talos if the Company Stockholder Approval shall not have been obtained within twenty-four (24) hours after Company’s receipt of written notice from Talos that the Registration Statement has been declared effective under the Securities Act;

(e) by either Talos or the Company if (i) the Talos Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Talos’ stockholders shall have taken a final vote on the Merger, the Contemplated Transactions and the issuance of shares of Talos Common Stock in the Merger and (ii) the Merger, such transactions or any of the issuance of Talos Common Stock in the Merger and the Reverse Stock Split shall not have been approved at the Talos Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Talos Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Talos where the failure to obtain the Talos Stockholder Approval shall have been caused by the action or failure to act of Talos and such action or failure to act constitutes a breach by Talos of this Agreement;

(f) by the Company (at any time prior to the approval of the issuance of Talos Common Stock in the Merger by the Talos Stockholder Approval) if (i) a Talos Change of Recommendation shall have occurred or (ii) Talos fails to include the Talos Board Recommendation in the Registration Statement containing the Proxy Statement or (iii) the Talos Board approves, endorses or recommends any Talos Acquisition Proposal or (iv) Talos enters into any letter of intent or similar document or any contract relating to a Talos Acquisition Proposal other than a confidentiality agreement permitted hereby;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Talos or Merger Sub set forth in this Agreement, or if any representation or warranty of Talos shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Talos’ representations and warranties or breach by Talos or Merger Sub is curable by Talos or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Talos or Merger Sub to the Company of such breach or inaccuracy and (ii) Talos or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Talos or Merger Sub is cured prior to such termination becoming effective);

(h) by Talos, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Talos of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by Talos, at any time prior to the Talos Stockholder Approval, in connection with Talos entering into a definitive agreement to effect a Talos Superior Offer; provided, Talos shall have complied with the terms of this Agreement and that such termination shall not be effective until Talos shall have paid the fee required by Section 9.3(b)(ii) to the Company;

(j) by the Company, at any time prior to the Company Stockholder Approval, in connection with Company entering into a definitive agreement to effect a Company Superior Offer; provided, the Company shall have complied with the terms of this Agreement and that such termination shall not be effective until the Company shall have paid the fee required by Section 9.3(b)(v) to Talos; or

(k) by the Company, if the projected Talos Cash Balance is less than the Minimum Talos Cash Balance.

(l) by the Company, if all of the conditions set forth in Sections 6, 7 and 8 have been satisfied or are capable of being satisfied as of the date of the Closing Notice other than the condition set forth in Section 6.5, (i) the Pre-Closing Dividend has not been paid, (ii) the Company sends written notice to Talos that the Company is prepared to consummate the Merger, subject to the satisfaction or waiver of the conditions to Closing on the Closing Date (the “Closing Notice”), and (iii) the Closing fails to occur within 10 Business Days after Talos receives such Closing Notice. For the avoidance of doubt, if termination by the Company could have been under a section other than this Section 9.1(l), termination shall be deemed to have been made under such other section.

9.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement (including, in the case of any such willful and material breach by Talos, damages based on the consideration payable to the stockholders of the Company pursuant to this Agreement, which damages (in the event that specific performance was not sought by the Company, or, if sought by the Company, not awarded) shall be deemed to be equal to $3,220,000 (less any expenses previously reimbursed pursuant to Section 9.3(a)) as liquidated damages and not as a penalty). The Parties agree and acknowledge that the actual amount of damages that may be reasonably anticipated to result from any such willfull and material Talos breach is difficult or impossible to prove accurately and that the agreed upon sum is reasonable, and that if the damages described in the prior sentence are obtained by the Company, those damages shall be the sole and exclusive remedy hereunder of the Company and any Affiliate of the Company.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that: Talos shall make a nonrefundable cash payment to the Company, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (up to a maximum aggregate equal to $1,250,000) (the “Expense Reimbursement”) if this Agreement is terminated (i) by the Company or Talos pursuant to Section 9.1(b) or 9.1(g) and on or before the date of any such termination, a Talos Acquisition Proposal shall have been publicly announced or disclosed or a Talos Acquisition Proposal has otherwise been communicated to the Talos Board, or (ii) by the Company or Talos pursuant to Section 9.1(e) or 9.1(k). Any Expense Reimbursement required to be made (A) as the result of a termination of this Agreement by Talos shall be paid by Talos prior to the time of such termination; and (B) as the result of termination of this Agreement by the Company shall be paid by Talos within two Business Days after such termination.

(b)

(i) If this Agreement is terminated by the Company pursuant to Section 9.1(f) or (l), Talos shall pay to the Company, within 2 Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $3,220,000 (less any expenses previously reimbursed pursuant to Section 9.3(a)).

(ii) If this Agreement is terminated by Talos pursuant to Section 9.1(i), Talos shall pay to the Company, prior to the effectiveness of the termination of this Agreement, a nonrefundable fee in an amount equal to $3,220,000.

(iii) If this Agreement is terminated by Talos or the Company pursuant to Sections 9.1(b) or (e) or (g), and (1) at any time before the Talos Stockholder Meeting a Talos Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to Talos’s Board of Directors and (2) within 12 months of the date of termination of this Agreement, Talos enters into a definitive agreement with respect to a Talos Acquisition Proposal or consummates a transaction contemplated by a Talos Acquisition Proposal, Talos shall pay to the Company, upon consummation of such Acquisition Transaction, a nonrefundable fee in an amount equal to $3,220,000 (less any expenses previously reimbursed pursuant to Section 9.3(a)); provided, however, that for purposes of this Section 9.3(b)(iii), all references to “fifteen percent (15%)” in the definition of “Talos Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”.

(iv) If this Agreement is terminated by Talos pursuant to Section 9.1(d), the Company shall pay to Talos, within 2 Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $2,275,000.

(v) If this Agreement is terminated by the Company pursuant to Section 9.1(j), the Company shall pay to Talos a nonrefundable fee in an amount equal to $2,275,000.

(c) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(d) The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If this Agreement is terminated pursuant to a provision in Section 9.3 that requires payment of a termination fee, then such payment shall be an exclusive remedy hereunder for the Party that actually receives such fee (and no other remedy, including, without limitation, under Section 9.2 shall be available to such Party), and if this Agreement is terminated pursuant to a provision in Section 9.3 that does not require payment of a termination fee, then the Parties may pursue any remedies available hereunder.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties.

The representations and warranties of the Company and Talos contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment.

This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Talos at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Talos Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Talos.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission.

This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.

10.6 Attorneys’ Fees.

In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5; and (c) the stockholders of Talos only with respect to the benefit of the Pre-Closing Dividend) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices.

Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Talos or Merger Sub:

Targacept, Inc.

100 North Main Street, Suite 1510

Winston-Salem, NC 27101

Telephone: (336) 480–2100

Fax: (336) 480-2103

Attention: Dr. Stephen A. Hill

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Fax: (617) 542-2241

Attention:   Megan N. Gates, Esq.

           Marc D. Mantell, Esq.

if to the Company:

Catalyst Biosciences, Inc.

260 Littlefield Avenue

South San Francisco, CA 94080

Telephone: (650) 871-0761

Fax: (650) 745-0655

Attention: Nassim Usman, Ph.D.

with a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard

McLean, Virginia 22102

Telephone: (650) 813-5640

Fax: (650) 251-3745

Attention: Stephen B. Thau, Esq.

10.9 Cooperation.

Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TARGACEPT, INC.

By:	/s/ Stephen A. Hill
Name:	Stephen A. Hill
Title:	Chief Executive Officer

TALOS MERGER SUB, INC.

By:	/s/ Patrick Rock
Name:	Patrick Rock
Title:	President

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman Ph.D.
Name:	Nassim Usman Ph.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Definitions

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Anticipated Closing Date” has the meaning set forth in Section 5.18(a).

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the State of New York.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Notice” has the meaning set forth in Section 9.1(l).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii)(A).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or would be reasonably likely to materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Business” means the business of the Company and any Subsidiary as currently conducted and currently proposed to be conducted.

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Capital Stock” means the Common Stock and Preferred Stock of the Company.

“Company Cash Balance” means (A) the cash and cash equivalents of the Company (excluding any amount paid after the date hereof pursuant to either the Research and License Agreement, dated June 29, 2009, by and between the Company and Wyeth, acting through its Wyeth Pharmaceuticals Division, as amended, or the License and Collaboration Agreement, dated September 16, 2013, by and between the Company and ISU Abxis, as amended) less (B) the sum of (i) any unpaid Company Transaction Expenses and (ii) any unpaid pre-Closing liabilities or obligations relating to the Company’s pre-Closing business operations, other than payroll expenses, other budgeted expenses in the Ordinary Course of Business and payables in the Ordinary Course of Business.

“Company Cash Determination Date” has the meaning set forth in Section 5.19(a).

“Company Cash Dispute Notice” has the meaning set forth in Section 5.19(b).

“Company Cash Response Date” has the meaning set forth in Section 5.19(b).

“Company Cash Shortfall” means the amount, if any, by which the Company Cash Balance is less than the Company Target Cash Balance.

“Company Cash Surplus” means the amount, if any, up to $1.0 million, by which the Company Cash Balance is greater than the Company Target Cash Balance.

“Company Change of Recommendation” has the meaning set forth in Section 4.5(a)(iii).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business and all Company Products. “Company Intellectual Property” includes, without limitation, Company Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, to which the Company is a party, for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or its Subsidiaries that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company or its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other related such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the capital or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which the Company or its Subsidiaries operate to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Talos or Merger Sub or expressly required by this Agreement; (v) any changes in Laws or applicable accounting principles, or interpretations thereof and (vi) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events; or (b) would reasonably be expected to prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Minimum Cash Amount” means $3,500,000; provided, however, such amount shall be reduced by $150,000 for each week after May 29, 2015 up to the Effective Time.

“Company Minimum Holders” means the (i) holders of at least 90% of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis and (ii) holders of at least 66 2/3% of the outstanding shares of Company Preferred Stock voting together as a single class, on an as-converted basis.

“Company Net Cash Calculation” has the meaning set forth in Section 5.19(a).

“Company Net Cash Certificate” has the meaning set forth in Section 5.19(a).

“Company Nominees” has the meaning set forth in Section 5.11.

“Company Owned Real Property” means the real property in which the Company or its Subsidiaries has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Percentage” means 100% multiplied by a fraction, (i) the numerator of which is equal to $65,000,000 minus the Company Cash Shortfall or plus the Company Cash Surplus, as applicable, and (ii) the denominator of which is equal to $100,000,000 minus the Company Cash Shortfall or plus the Company Cash Surplus, as applicable.

“Company Preferred Stock” means (i) the Series AA Preferred Stock, (ii) the Series BB Preferred Stock, (iii) the Series BB-1 Preferred Stock, (iv) the Series CC Preferred Stock, (v) the Series D Preferred Stock, (vi) the Series E Preferred Stock and (vii) the Series F Preferred Stock, each with a $0.001 par value per share, of the Company.

“Company Products” means PF-05280602 (formerly CB 813d) and CB 2679:d.

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company Restricted Stock Award” or “Company Restricted Stock Awards” means awards of shares of Company Common Stock that are subject to a repurchase or forfeiture right in favor of the Company pursuant to the terms of a restricted stock purchase agreement or other agreement with the Company whether or not issued under any of the Company Stock Option Plans.

“Company Stand-Alone Stock Option” or “Company Stand-Alone Stock Options” means an option to purchase Company Common Stock that was not issued under a Company Stock Option Plan.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stock Option” or “Company Stock Options” means options to purchase Company Common Stock issued under any of the Company Stock Option Plans and any Company Stand-Alone Stock Options.

“Company Stock Option Plans” means the Catalyst Biosciences, Inc. 2004 Stock Plan.

“Company Stockholder Approval” has the meaning set forth in Section 2.24.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in substantially the form attached hereto as Exhibit C and otherwise reasonably acceptable to Talos, signed by the Company Minimum Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Superior Offer” has the meaning set forth in Section 4.5(a)(ii)(B).

“Company Target Cash Balance” means $5,000,000; provided, however, such amount shall be reduced by $150,000 for each week after May 29, 2015 up to the Effective Time.

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Company Transaction Expenses” means the fees and expenses of the Company (including without limitation all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, transfer agents, accountants, lawyers, exchange agent, transfer agent and other Representatives and consultants, as well as bonus obligations, tail policies and all similar items) incurred in connection with negotiating, preparing and executing this Agreement and consummating the transactions contemplated hereby.

“Company Voting Agreements” has the meaning set forth in the Recitals.

“Company Warrants” means the warrants listed on Section 2.2(d) of the Company Disclosure Schedule.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of November 10, 2014, by and between the Company and Talos.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger, the Pre-Closing Dividend and the Reverse Stock Split.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“D&O Parties” has the meaning set forth in Section 5.5(a).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, employment agreements, retention agreements, change in control agreements, offer letters, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

“Escrow Agent” means Delaware Trust Company.

“Escrow Agreement” has the meaning set forth in Section 5.20.

“Excess Shares” has the meaning set forth in Section 1.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the total number of Merger Shares by (ii) the aggregate number of (A) shares of Company Common Stock (following the conversion of all shares of Company Preferred Stock) outstanding immediately prior to the Effective Time plus (B) shares of Company Common Stock issuable upon the exercise of In-the-Money Company Stock Options (whether vested or unvested), calculated to the nearest 1/10,000 of a share.

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Form S-4” has the meaning set forth in Section 5.1(a).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“In-the-Money Company Stock Options” means, without duplication, (i) the Company Stock Options listed on Schedule E and (ii) any warrants and other securities issued on or after the date hereof exercisable or convertible into shares of Company Capital Stock, regardless of the exercise or conversion price of such securities.

“In-the-Money Talos Stock Options” means the Talos Stock Options listed on Schedule D.

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables among the Company or any of its Subsidiaries, and guarantees, if any, among the Company or any of its Subsidiaries in connection with transfer pricing arrangements.

“Information Statement” has the meaning set forth in Section 5.2(b).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents and patent applications of any kind, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, and confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Talos” means the actual knowledge of the chief executive officer and chief financial officer of Talos, after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of the Company” means the actual knowledge of Nassim Usman, Edwin L. Madison and Fletcher Payne, after due inquiry by each such individual of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, hearing, inquiry, administrative or other proceeding, or written notice by any Person alleging potential liability.

“Letter of Transmittal” has the meaning set forth in Section 1.7(b).

“Liability” has the meaning set forth in Section 2.11.

“Lock-up Agreements” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Shares” means the total number of shares of Talos Common Stock to be issued in the Merger pursuant to Section 1.5(a)(ii), determined as follows: (a) the Company Percentage multiplied by (b) the quotient of (i) the total number of shares of Talos Common Stock outstanding immediately prior to the Effective Time plus the shares of Talos Common Stock issuable upon exercise of all In-The-Money Talos Stock Options (whether vested or unvested), divided by (ii) the Talos Percentage.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Talos Cash Balance” means $72,000,000 (plus $1,500,000 if the NNR Assets are retained by the Company as of Closing).

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“NNR Assets” means any and all assets relating to Talos’ development of neuronal nicotinic receptors.

“NNR Restricted Cash Account” has the meaning set forth in Section 5.21.

“Official” has the meaning set forth in Section 2.22.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal operations of such Party.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Party” or “Parties” means Talos, Merger Sub and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company or its Subsidiaries and being transferred to Talos or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable or related to the Company or its Subsidiaries. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company or its Subsidiaries as of the Closing will not be a Permitted Encumbrance.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Dividend” has the meaning set forth in Section 5.17.

“Pre-Closing Cash Dividend Amount” means the Talos Cash Balance as of the Talos Cash Determination Date determined in accordance with Section 5.18, minus the Minimum Talos Cash Balance.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Redeemable Convertible Notes” means the Redeemable Convertible Notes to be issued under the indenture substantially in the form attached hereto as Exhibit E, by Talos to the Talos Stockholders as part of the Pre-Closing Dividend in the aggregate principal amount of $37,000,000.

“Registration Statement” has the meaning set forth in Section 5.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Talos or any of their respective Subsidiaries, as the case may be.

“Reverse Stock Split” has the meaning set forth in Section 5.15.

“Reviewing Accounting Firm” has the meaning set forth in Section 5.18(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Talos” has the meaning set forth in the Preamble.

“Talos Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii)(A).

“Talos Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Talos Leased Real Property that materially affect or may materially affect the tenancy at any Talos Leased Real Property.

“Talos Board” means the Board of Directors of Talos.

“Talos Board Recommendation” has the meaning set forth in Section 5.2(c)(ii).

“Talos Business” means the business of Talos and any Subsidiary as currently conducted and currently proposed to be conducted.

“Talos Bylaws” means the Amended and Restated By-laws of Talos, as amended and in effect on the date hereof.

“Talos Cash Balance” means (A) the cash and cash equivalents of Talos less (B) the sum of (i) the unpaid Talos Transaction Expenses as of the Effective Time and (ii) net costs of Talos with respect to any disposition of any or all NNR Assets and liabilities relating thereto and any unpaid post-Closing liabilities or obligations relating to Talos’ pre-Closing business operations, whether or not required to be disclosed on a balance sheet of Talos under GAAP.

“Talos Cash Determination Date” has the meaning set forth in Section 5.18(a).

“Talos Cash Dispute Notice” has the meaning set forth in Section 5.18(b).

“Talos Cash Response Date” has the meaning set forth in Section 5.18(b).

“Talos Certificates” has the meaning set forth in Section 1.7(a).

“Talos Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Talos Charter” means the Amended and Restated Certificate of Incorporation of Talos, as amended and in effect on the date hereof.

“Talos Common Stock” means the common stock, par value $0.001 per share, of Talos.

“Talos Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Talos is a party.

“Talos Copyrights” has the meaning set forth in Section 3.9(a).

“Talos Contingent Workers” has the meaning set forth in Section 3.15(b).

“Talos Disclosure Schedule” has the meaning set forth in Section 3.

“Talos Employee Programs” has the meaning set forth in Section 3.14(a).

“Talos Financial Statements” has the meaning set forth in Section 3.5(c).

“Talos Intellectual Property” means all Intellectual Property owned by Talos or any of its Subsidiaries or used or held for use by Talos or any of its Subsidiaries in the Talos Business and all Talos Products. “Talos Intellectual Property” includes, without limitation, Talos Products, Talos Patents, Talos Marks, Talos Copyrights and Talos Trade Secrets.

“Talos Leased Real Property” means the real property leased, subleased or licensed by Talos, or any Subsidiary thereof, that is related to or used in connection with the Talos Business, and the real property leased, subleased or licensed by Talos or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Talos or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Talos Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, to which Talos is a party, for each parcel of Talos Leased Real Property.

“Talos Licenses-In” has the meaning set forth in Section 3.9(a).

“Talos Licenses-Out” has the meaning set forth in Section 3.9(a).

“Talos Marks” has the meaning set forth in Section 3.9(a).

“Talos Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other related such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Talos and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Talos Material Adverse Effect: (i) changes in general economic or political conditions or the capital or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Talos and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Talos operates to the extent they do not disproportionately affect Talos and its Subsidiaries, taken as a whole; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) any changes in Laws or applicable accounting principles, or interpretations thereof; (vi) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events; (vii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Talos or its Subsidiaries in respect of Talos Products or any other product candidates; and (viii) continued losses from operations or decreases in cash balances of Talos or any of its Subsidiaries or on a consolidated basis among Talos and its Subsidiaries; or (b) prevent or materially delay the ability of Talos and Merger Sub to consummate the Contemplated Transactions. No change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to NNR Assets shall be considered to be or taken into account in determining whether there has been a Talos Material Adverse Effect.

“Talos Material Contract” has the meaning set forth in Section 3.10.

“Talos Net Cash Calculation” has the meaning set forth in Section 5.18(a).

“Talos Net Cash Certificate” has the meaning set forth in Section 5.18(a).

“Talos Owned Real Property” means the real property in which Talos or any of its Subsidiaries has any fee title (or equivalent).

“Talos Patents” has the meaning set forth in Section 3.9(a).

“Talos Percentage” means one hundred percent (100%) minus the Company Percentage.

“Talos Permits” has the meaning set forth in Section 3.12(b).

“Talos Preferred Stock” means the preferred stock, par value $0.001 per share, of Talos.

“Talos Products” means the assets of Talos relating to its neuronal nicotinic receptor compounds, including but not limited to TC-1734, TC-5214, TC-5619, TC-6499, TC-6683, TC-6987, and any other novel small molecule product candidates of Talos that modulate, either directly or indirectly, the activity of one or more neuronal nicotinic receptors.

“Talos Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“Talos Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Talos Restricted Stock Award” or “Talos Restricted Stock Awards” means awards of restricted stock issued under any of the Talos Stock Option Plans.

“Talos SEC Reports” has the meaning set forth in Section 3.5(a).

“Talos Stock Option Plans” means the Amended and Restated 2000 Equity Incentive Plan and the Amended and Restated 2006 Stock Incentive Plan, as amended.

“Talos Stock Options” means options to purchase Talos Common Stock issued under any of the Talos Stock Option Plans and the Nonqualified Stock Option Agreement, dated December 3, 2012, by and between Talos and Stephen A. Hill.

“Talos Stockholder Approval” has the meaning set forth in Section 3.24.

“Talos Stockholder Meeting” has the meaning set forth in Section 5.2(c)(i).

“Talos Stockholder Proposals” has the meaning set forth in Section 5.2(c)(i).

“Talos Stockholders” shall mean the holders of the capital stock of Talos immediately prior to the Effective Time.

“Talos Superior Offer” has the meaning set forth in Section 4.5(b)(ii)(B).

“Talos Trade Secrets” has the meaning set forth in Section 3.9(k).

“Talos Transaction Expenses” means the fees and expenses of Talos and Merger Sub (including without limitation all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, transfer agents, escrow agent, trustee, accountants, lawyers, exchange agent, transfer agent and other Representatives and consultants, as well as bonus obligations, tail policies and all similar items) incurred in connection with negotiating, preparing and executing this Agreement and consummating the transactions contemplated hereby.

“Talos Voting Agreements” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Trust” means the trust or other entity established in accordance with the terms of Schedule B.

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 2.15(b).

SCHEDULE 5.11

Chief Executive Officer and President: Nassim Usman, Ph.D.

Chief Financial Officer: Fletcher Payne

Chief Scientific Officer: Edwin Madison, Ph.D.

Secretary: Stephen Thau

Director Classification:

Class I (term ending 2016): Stephen Hill and Augustine Lawlor

Class II (term ending 2017): John P. Richard and Jeff Himawan

Class III (term ending 2018): Errol B. De Souza, Harold E. Selick and Nassim Usman